Exhibit 10.16

Pulaski Financial Corp.

Short-Term Incentive Outperformance Plan

1.                           Purpose.

The purpose of the Pulaski Financial Corp. Short-Term Incentive Outperformance Plan (the “Plan”) is to promote the success, and enhance the value, of Pulaski Financial Corp. (the “Company”), by linking the personal interests of certain officers of the Company or its affiliate, Pulaski Bank (“Affiliate”), to those of the Company’s stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key officers upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  Accordingly, the Plan permits the award of cash incentives to key officers based upon the attainment of certain corporate and/or business unit performance criteria.  Such criteria will take into account financial and other measures designed to ensure that the incentive compensation provided hereunder does not encourage unnecessary or excessive risk-taking by any Participant in the Plan.

2.                           Plan Year.

Each plan year shall commence on the first business day of each fiscal year of the Company (the “Plan Year).  The first Plan Year was the Company’s 2013 fiscal year.  The Plan will remain in effect until amended or terminated by the Board of Directors of the Company (the “Board of Directors”).

3.                           Plan Administration.

The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).  The Committee has the power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Company.  At the beginning of each Plan Year, the Committee shall review the Plan and recommend for approval by the Board of Directors any amendments or revisions thereto which it deems appropriate or desirable.

4.                           Eligibility.

The executive officers of the Company and its Affiliate are eligible to participate in the Plan.  The Board of Directors will designate annually the executive officers of the Company and its Affiliate (the “Participants”).  Participants who begin participation in the Plan following the start of the Plan Year will have their cash awards pro-rated for the period of employment during the applicable Plan Year.  Notwithstanding anything in the Plan to the contrary, designation as a Participant for any Plan Year will not establish a Participant’s eligibility to participate in any subsequent Plan Year.

5.                           Performance Criteria and Award Opportunities.

(a)                                            Prior to or within 90 days after the commencement of each Plan Year, the Committee shall designate one or more corporate and/or business unit performance goals (“Performance Criteria”) that must be achieved in order for a Participant to earn an award for the applicable Plan Year.  However, the Committee retains the discretion to determine whether an award will be paid under any one or more of such Performance Criteria.

(b)                                            The Performance Criteria may include key measurements of the Company’s performance including, but not limited to, diluted earnings per share and total shareholder return.  In addition to corporate performance measurements, the Performance Criteria may include measurement of certain key performance factors contributing to the profitability of the Company’s individual business units.  Each of the Performance Criteria shall be determined by the Committee annually and shall be given a contribution weighting expressed as a percentage.  Such percentages shall be incorporated into a payout matrix or formula that is dependent on the level of attainment of the Performance Criteria (“Payout Formula”), which will be used to determine each Participant’s award opportunity for the applicable Plan Year.

(c)                                             The Committee shall have the authority to adjust the Performance Criteria or the Payout Formula for awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles.

(d)                                            Each Participant shall have an initial target award expressed in a dollar amount that is predetermined annually by the Committee, dependent upon the Participant’s level of responsibility within the Company (“Target Award”).  Unless otherwise determined by the Committee, the computation of any award opportunity under this plan shall be quantified by applying the Payout Formula to the Target Award, which could have the effect of increasing or decreasing the amount of the award opportunity when compared with the Target Award.

(e)                                             Each Participant for the Plan Year shall receive a written communication (a “notice of participation”) from the Company identifying (i) the applicable Performance Criteria for the Plan Year, (ii) the award opportunity, and (iii) other applicable terms and conditions.

6.                           Determination & Payment of Awards.

(a)                                            After the financial results of the Company are audited by the Company’s independent accounting firm and the Company’s Annual Report on Form 10-K is filed with the U.S. Securities and Exchange Commission, the financial results shall be used to quantify the Payout Formula to be applied to the Target Awards for the applicable Plan Year and each Participant’s potential award shall be calculated.

(b)                                            Notwithstanding the foregoing, in order to ensure the Company’s best interests are met, a cash award otherwise calculated in accordance with this Plan may be increased, decreased or eliminated at any time prior to payment in the sole discretion of the Committee based upon such factors as the Committee deems to be reasonable and relevant.

(c)                                             Following approval of the final award determinations by the Committee, the awards will be distributed to the Participants as soon as administratively practicable.  All awards under the Plan will be made in the form of a lump-sum cash payment.  A Participant whose employment is terminated, either by the Company or the Participant, whether voluntarily or involuntarily, before the payment date of an award under the Plan is ineligible to receive the award.  However, the Committee may, in its sole discretion, authorize the full or partial payment of an award to a Participant whose employment is terminated prior to the payment date by reason of death, disability or in such other circumstances as the Committee may determine.

7.                           Termination, Suspension or Modification of the Plan.

The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part.  The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

8.                           Miscellaneous.

(a)                                            No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

(b)                                            Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or to interfere in any way with the right of the Company to terminate such employment at any time.

(c)                                             The Company shall have the right to withhold the amount of any tax attributable to amounts payable or benefits distributable under the Plan.

(d)                                            The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the Missouri.

(e)                                             Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, or the Company to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

(f)                                              It is intended that all cash awards made under the Plan shall constitute short-term deferrals for purposes of the regulations issued under Internal Revenue Code Section 409A and that all provisions of this Plan shall be interpreted in all events in a manner consistent with such intent, to the extent 409A could apply.

(g)                                             Notwithstanding the foregoing, any awards paid under this Plan shall be subject to repayment to the Company under any claw back policy adopted by the Company, as amended from time to time.